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FROM:             Eos International, Inc.
CONTACT:     Pat Pinto Director, Communications and                      James M. Cascino
                          Administration Eos International, Inc.                          I.F.S. of New Jersey, Inc.
                          (212) 887 - 6869                                                                  (707) 747 - 2124

For Immediate Release

Eos International Announces Closing of Merger with I.F.S. of New Jersey, $7.5
Million Private Placement of Common Equity, and Repayment of Bridge Loans

     NEW YORK —January 14, 2003 — Eos International, Inc. (OTCBB: EOSI) announced today that it has consummated its acquisition of I.F.S. of New Jersey, Inc. (IFS), doing business as Institutional Financial Services, a privately held consumer products fund-raising services company. Under the terms of the agreement, approximately 15,988,000 shares of Eos common stock and 1,000 shares of Series E Junior Convertible Preferred Stock were issued in exchange for IFS capital stock. By virtue of the transactions, IFS became a wholly owned subsidiary of Eos International, Inc.

Eos International also announced that it has repaid its bridge loans with DL Holdings I, L.L.C. and Weichert Enterprise L.L.C. with a combination of an aggregate of $4.0 million in cash and 1,000 shares of Eos International Series D Preferred Stock. In addition, Eos International issued to the bridge lenders amended and restated warrants covering 3,000,000 shares of Eos International common stock with an exercise price of $0.25 per share.

Simultaneously, Eos International completed a $7.5 million private placement of 15 million shares of Eos common stock at a purchase price of $0.50 per share.

Eos International granted registration rights to the recipients of Eos International securities in connection with the acquisition with IFS, to the investors in connection with the private placement, and to the bridge lenders relating to the common stock issuable under the warrants issued to the bridge lenders.

As a result of these transactions, Eos International’s outstanding common stock increased from 56,132,098 shares to 88,020,098 shares.

Securities of Eos International issued in the foregoing transactions have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an exemption from the registration requirements of the Act.

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